EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

I.  Release.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release and forever discharge Michaels Stores, Inc., a Delaware corporation (the “Company”), and its present and former parent, officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, complaints, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101, et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company of its obligations under that certain Change in Control Severance Agreement (the “Change in Control Severance Agreement”) in which the undersigned participates and pursuant to which this Separation Agreement and Release is being executed and delivered.  The undersigned understands that, as a result of executing this Separation Agreement and Release, he will not have the right to assert that the Company or any other Released Party unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The undersigned affirms that he has not filed, caused to be filed, or presently is a party to any Claim against any Released Party in any forum or form and that he knows of no facts which may lead to any Claim being filed against any Released Party in any forum by the undersigned or by any agency or group.  Except for his final paycheck and other payments and benefits specifically provided for under this Separation Agreement and Release Agreement, the undersigned further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him from any Released Party. The Company acknowledges that the undersigned may be entitled to additional payments and benefits after the Effective Date of this Separation Agreement and Release, specifically those identified in Sections 6(b)(ii), 7, 8, 11, 13 and 16 of the Change in Control Severance Agreement.   The undersigned furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA.  If any court assumes jurisdiction of any such Claim against any Released Party on behalf of the undersigned, the undersigned will request such court to withdraw the matter.

The undersigned further declares and represents that he has carefully read and fully understands the terms of this Separation Agreement and Release; that he has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release; that he may take up to and including twenty-one (21) calendar days from receipt of this Separation Agreement and Release to consider whether to sign it; that he may revoke this Separation Agreement and Release within seven (7) calendar days after signing it by delivering to the Company written notification of revocation; and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

II.  Resignation and Severance Compensation. The termination of the undersigned is effective July 2, 2008 (“Termination Date”).  Accordingly, the undersigned hereby irrevocably and unconditionally resigns from any officer or director position he holds within Michaels or any of its subsidiaries or divisions effective on the Termination Date.  It is stipulated and agreed that the undersigned’s resignation from the Company is for “Good Reason” (as that term is defined in Section 1(t) of the Severance Agreement), and that the undersigned is not obligated to comply with the notice provisions set forth in Section 1(t) of the Change in Control Severance Agreement. It is further stipulated and agreed that the Company shall pay, provide and/or grant the undersigned all compensation and benefits set forth under Section 6(b) of the Change in Control Severance Agreement.

III.  Severance Pay.  Pursuant to Section 6(b)(i) of the Change in Control Severance Agreement, the Company shall pay a lump-sum payment in the gross amount of One Million, One Hundred Twenty Two Thousand, Six Hundred Twelve Dollars and 66/100 ($1,122,612.66), subject to all applicable or customary tax withholding requirements.

IV.  Prorated Annual Bonus. Pursuant to Section 6(b)(ii) of the Change in Control Severance Agreement, the Company shall pay a lump-sum payment in the gross amount of Seventy Seven Thousand, Four Hundred Three Dollars and 89/100 ($77,403.89), subject to all applicable or customary tax withholding requirements.

V. Continued Welfare and Fringe Benefits.  The undersigned’s welfare and fringe benefits will continue in accordance with Section 6(b)(iii) of the Change in Control Severance Agreement.  The undersigned agrees that he will notify the Company within seven calendar days of becoming eligible under another employer’s medical and/or welfare benefits plan.  The Company will make a lump-sum payment in the amount of Two Thousand Seventy Five Dollars and 76/100 ($2,075.76) which is the equivalent of certain welfare benefits that are unavailable to the undersigned after the Termination Date.

VI.  Savings and Retirement Plan Benefits.  Pursuant to Section 6(b)(v) of the Change in Control Severance Agreement, the Company will pay a lump-sum payment in the gross amount of Thirty Six Thousand Dollars and 50/100 ($36,000.50), subject to all applicable or customary tax withholding requirements.

VII.  Outplacement Services.  Pursuant to Section 6(b)(vi) of the Change in Control Severance Agreement, the Company agrees to reimburse him, or directly pay expenses, for outplacement services up to $50,000; provided he commences such services no later than six months following the Release Effective Date and stops using these services within one year after the Termination Date.

VIII.  Protected Rights.  The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law.  The undersigned is releasing, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his behalf.  Further, should the EEOC or any other agency obtain monetary relief on his behalf, the undersigned assigns to the Company all rights to such relief.

IX.  Nonsolicitation/Non-Interference with Business Relationships.  The undersigned further agrees that for one-year after the Termination Date, he will not, directly or indirectly, (i) solicit, recruit or hire any person who is at such time, or who at any time during the six-month period prior to such solicitation or hiring had been, an employee of, or exclusive consultant then under contract with, the Company, its subsidiaries, affiliates or divisions without the Company’s prior written consent; (ii) solicit or encourage any employee of the Company or its subsidiaries, affiliates and divisions to leave the employment of the Company or its subsidiaries; (iii) intentionally interfere with the relationship of the Company or any of its subsidiaries with any employee of, or exclusive consultant then under contract with, the Company or any such subsidiary; or (iv) intentionally interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any of its subsidiaries, on the one hand, and any of their respective customers or suppliers, on the other hand.

X.  Equitable Remedies.  The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in Section IX would cause irreparable damage to the Company and its subsidiaries in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section IX in addition to any other legal or equitable remedies it may have.

XI.  Third-Party Litigation.  The undersigned agrees to be available to the Company, its affiliates and their attorneys on a reasonable basis in connection with any pending or threatened claims, charges or litigation in which the Company or any of its affiliates is now or may become involved, or any other claims or demands made against or upon the Company or any of its affiliates, regardless of whether or not the undersigned is a named defendant in any particular case.

XII.  Return of Property.  Unless expressly stated otherwise herein, the undersigned shall return to the Company on or before the Termination Date, all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any keys, credit cards, and files, including all copies.  The undersigned shall not alter any of the Company’s records or computer files in any way after the Termination Date.  The Company is allowing the undersigned to keep his cellular phone and laptop computer, except that all company files on such computer must be returned to the Company on or before the Termination Date.

XIII.  Confidential Information.  The undersigned agrees to hold confidential, and not to disclose to any person, firm, corporation, partnership or agency, any trade secret or Confidential Information (as defined below) gained in the course of the undersigned’s employment with the Company concerning the Company, its subsidiaries, affiliates, divisions, or employees except if such disclosure is required by law or legal process. “Confidential Information” shall include, without limitation, information concerning financial affairs, business plans or strategies, product pricing information, operating policies and procedures, vendor information and proprietary statistics or reports.  The undersigned agrees not to remove any Confidential Information from the Company, not to request that others do so on the undersigned’s behalf, and to return any Confidential Information currently in the undersigned’s possession or control to the Company.

XIV.  Stock Options.  In accordance with the Company’s 2006 Equity Incentive Plan, upon the Termination Date, all unvested stock options granted to the undersigned by the Company will be forfeited without further action on the part of any party.

XV.  Severability.  If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

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XVI.  GOVERNING LAW.  THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF TEXAS, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

MICHAELS STORES, INC.,

By

/s/ Shawn Hearn
Name: Shawn Hearn
Title: SVP, Human Resources

EMPLOYEE,

/s/ Thomas M. Bazzone
Thomas M. Bazzone
Date Signed: 7/2/08

ACKNOWLEDGMENTS

STATE OF TEXAS	‘
‘
COUNTY OF DALLAS	‘

BEFORE ME, the undersigned authority, on this day personally appeared SHAWN HEARN, SVP - HUMAN RESOURCES of MICHAELS STORES, INC. a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

GIVEN MY HAND AND SEAL this 7th day of July, 2008.

Kerri Bates
Notary Public in and for the
State of Texas
[NOTARY SEAL]

Notary’s Printed Name and
Commission Expiration

STATE OF TEXAS	‘
‘
COUNTY OF DALLAS	‘

BEFORE ME, the undersigned authority, on this day personally appeared THOMAS M. BAZZONE, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL this 2nd day of July, 2008.

Betty J. Bauerle
Notary Public in and for the
State of Texas
[NOTARY SEAL]

Notary’s Printed Name and
Commission Expiration